Exhibit 1.01

Philips Conflict Minerals Report

This Conflict Minerals Report for Koninklijke Philips N.V. (hereafter “Philips”, “we”, “us” or “our”) covers the reporting period from January 1st to December 31st, 2015, and is presented in accordance with the Securities Exchange Act of 1934, Rule 13p-1 (the “conflict minerals law”) and the requirements of Form SD.

This Conflict Minerals Report is filed as Exhibit 1.01 to our Specialized Disclosure Report on Form SD and is also posted on the Philips conflict minerals website.

Contents

1. Introduction	2

2. Philips conflict-free minerals program	3

Philips	3

Supply chain characteristics for 3TG	3

Philips due diligence program	4

OECD Step 1: Company Management system	4

OECD Step 2: Risk identification and assessment	6

OECD Step 3: Strategy to respond to identified risks	7

OECD Step 4: Audits of smelter due diligence practices	7

OECD Step 5: Report annually on supply chain due diligence	7

3. Reasonable Country of Origin Inquiry results	8

4. Due diligence framework & measures[1]	9

Framework	9

Measures	9

5. Due diligence outcomes	11

6. Determination	12

7. Steps to improve future due diligence	12

8. List of smelter facilities	13

9. Independent private sector audit	21

10. Data sources used	21

11. Abbreviations	22

Exhibit A – Independent Accountants’ Report	22

[1]	The due diligence framework and measures, as set forth in Section 4 of this report have been audited by KPMG, our independent private sector auditor. The audit report is set forth as Exhibit A to this Conflict Minerals Report.

1. Introduction

The Democratic Republic of the Congo (DRC) and its adjoining countries have significant reserves of tin, tantalum, tungsten and gold (henceforth referred to as “3TG”). All of these minerals are commonly used in the manufacturing of products for the consumer and professional markets. Various parties, including the United States Congress, have expressed concern that the exploitation and trade of conflict minerals by armed groups is helping to finance conflict in the DRC region and is contributing to an emergency humanitarian crisis. The DRC produces 16.68% of the world’s tantalum production and about 2% of the world production of tin (source: U.S. Geological Survey – Minerals Commodity Summaries 2016).

In 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) was enacted. Section 1502 of the Act specifically relates to conflict minerals and, as implemented by Rule 13p-1 under the Securities Exchange Act of 1934, requires registrants (issuers of securities that are required to file periodic reports with the United States Securities and Exchange Commission (SEC)) to make disclosures, for each calendar year, if conflict minerals are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured. If the registrant determines, for a calendar year, that conflict minerals are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured, the SEC registrant is required to file a Form SD with the SEC for that calendar year. If, after conducting a good faith, reasonable country of origin inquiry, the SEC registrant determines, or has reason to believe, that any of the 3TGs used in connection with the products for which it is responsible may have originated in the Democratic Republic of Congo or an adjoining country, or did not come from recycled or scrap sources, the registrant is required to conduct due diligence on the source and chain of custody of its conflict minerals, following a nationally or internationally recognized framework. If, based on this due diligence, the registrant determines that, or is unable to determine whether, its conflict minerals originated from the Democratic Republic of Congo or an adjoining country, the registrant is also required to file a Conflict Minerals Report.

Philips has concluded, that:

•	Philips has manufactured and contracted to manufacture products as to which 3TGs are necessary to the functionality or production; and

•	Based on our reasonable country of origin inquiry (RCOI), Philips knows or has reason to believe that a portion of its necessary 3TGs originated or may have originated from the Democratic Republic of Congo or an adjoining country and knows or has reason to believe that they may not be solely from recycled or scrap sources.

•	Based on our due diligence measures on the source and chain of custody of those necessary 3TGs used in its products, Philips is unable to determine for all 3TGs used in its products whether they originated from the Democratic Republic of Congo or an adjoining country.

As a result, Philips is filing this Conflict Minerals Report with our Form SD to comply with the requirements of Rule 13p-1 of the Securities Exchange Act of 1934.

2. Philips conflict-free minerals program

Philips

Royal Philips (NYSE: PHG, AEX: PHIA) is a leading health technology company focused on improving people’s health and enabling better outcomes across the health continuum from healthy living and prevention, to diagnosis, treatment and home care. Philips leverages advanced technology and deep clinical and consumer insights to deliver integrated solutions. The company is a leader in diagnostic imaging, image-guided therapy, patient monitoring and health informatics, as well as in consumer health and home care. Philips Lighting is a global leader in lighting products, systems and services and was listed as a separate entity on Euronext Amsterdam on May 27, 2016. Philips Lighting was wholly owned by Philips in the 2015 reporting period and is therefore included in this report.

In 2015 the company was organized around the following three sectors and business groups:

•	For the sector Healthcare: Imaging Systems, Customer Services, Healthcare Informatics, Solutions & Services, and Patient Care & Monitoring Solutions,

•	For the sector Consumer Lifestyle: Personal Care, Domestic Appliances, and Health & Wellness

•	For the sector Lighting: Light Sources & Electronics, Consumer Luminaires, Professional Lighting Solutions & Lumileds

Supply chain characteristics for 3TG

The supply chain for 3TGs consists of many tiers. Before reaching Philips’ direct suppliers, 3TGs typically will go from mines to traders, exporters, smelters or refiners (collectively referred to in this report as smelters), alloy producers and component manufacturers, and sometimes intermediate suppliers. One or more of the 3TG metals are contained in the vast majority of Philips products, typically in small quantities. Philips sources products and components from approximately 10,000 first tier suppliers globally. First tier suppliers are those suppliers that Philips selected and with whom we have a direct business relationship. These first tier suppliers may select their suppliers (second tier suppliers), which in turn may have their own group of suppliers (third tier), and so on. In a typical case, there may be seven or more tiers in the supply chain between a 3TG mine and Philips’ first tier suppliers. Philips works with and through its first tier suppliers to investigate the deeper levels of our supply chain, in an effort to determine the origin of 3TGs contained in Philips products.

Philips due diligence program

Due to Philips’ position in the supply chain and limited insight in and leverage over the deeper levels of the supply chain, we engage and actively cooperate with other industry members. As encouraged in the second edition of the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (including its supplements on 3TG, referred to in this report as “OECD Guidance”), the internationally recognized standard on which our company’s system is based, we support an industry initiative that uses an independent third-party audit to identify smelters and refiners that have systems in place to assure sourcing of only conflict-free materials. That industry initiative is the EICC and GeSI’s Conflict-Free Sourcing Initiative (CFSI).

The data on which we relied for certain statements in this report was obtained through our membership in the CFSI, using the CFSI Reasonable Country of Origin Inquiry report2 (CFSI membership number “PHIL”). We use the tools and programs developed by the CFSI, especially the Conflict Minerals Reporting Template (CMRT) and the Conflict Free Smelter Program (CFSP).

Philips designed its conflict minerals supply chain due diligence program with reference to the OECD Guidance and the five steps described in the supplements on 3TG.

OECD Step 1: Company Management system

Philips adopted a Position paper on responsible sourcing in relation to conflict minerals3, posted it on the company website and communicated it to all priority suppliers (see below section “OECD Step 2” for definition of priority suppliers). Philips has committed not to purchase raw materials, subassemblies, or supplies which we know contain conflict minerals that directly or indirectly finance or benefit armed groups in the DRC or an adjoining country. Philips program goals as described in the position paper are to encourage the development of European Union initiatives that would:

[2]	This list provides country of origin information for smelting and refining facilities that are validated through the Conflict-Free Smelter Program. This data is based on the results of the independent third-party audits is available to CFSI member companies only. The audit standard is developed according to global standards including the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act.
[3]	The content of any website referred to in this Conflict Minerals Report is included for general information only and is not incorporated by reference in the Conflict Minerals Report or Form SD

•	Minimize the trade in conflict minerals from mines that directly or indirectly finance or benefit armed groups anywhere in the world.

•	Enable legitimate minerals from the conflict and high risk regions to enter global supply chains, thereby supporting the economies and the local communities that depend on these exports.

Philips created and maintains an internal conflict minerals team to manage the implementation and progress of our due diligence efforts. The internal team consists of representatives from Procurement at group and sector level, Sustainability, Finance and Control, Legal and the Ethics Office.

Philips established a system of controls and transparency over its 3TG supply chains by creating a process to engage a group of first tier priority suppliers (as defined below) and request them to submit information to Philips using the CMRT4. The information submitted by priority suppliers includes information gathered by those suppliers about the smelters identified in their own supply chains. The information was used by Philips to assess due diligence efforts implemented by suppliers, and to identify smelters.

Philips made responsible sourcing of minerals a supplier contract requirement. The Philips Supplier Sustainability Declaration (SSD) includes a provision about Responsible Sourcing of Minerals. The SSD is part of the general conditions of purchase, and of the purchasing agreements signed with suppliers. It requires suppliers to have a policy to reasonably assure that their 3TG does not directly or indirectly finance or benefit armed groups that are perpetrators of serious human rights abuses in the DRC or an adjoining country, and to exercise due diligence on the source and chain of custody.

For first tier suppliers in risk-countries Philips has a supplier sustainability audit program5 in place, in which implementation of the SSD is assessed. Conflict minerals Responsible Sourcing of Minerals is one of the topics reviewed in these audits. In case non-conformances are identified during the audit, suppliers are requested to make a corrective action plan and Philips monitors the implementation of this plan until the non-conformance is closed.

Multiple communication channels exist to serve as grievance mechanisms for early-warning risk awareness. Internally, Philips has a hotline available to its personnel to report anonymously possible violations of Philips General Business Principles and other policies. Externally, concerns can be reported via the externally hosted Philips Ethics Line, Philips website and via existing industry grievance mechanisms like ITRI’s Tin Supply Chain Initiative (iTSCi).

[4]	The CMRT is a survey tool developed by the CFSI to standardize collection of due diligence information in the supply chain.
[5]	More information about the Philips supplier sustainability audit program can be found here: http://www.philips.com/a-w/about/company/suppliers/supplier-sustainability/our-programs/supplier-sustainability-assessment.html

OECD Step 2: Risk identification and assessment

Given the size and diversity of our supplier base, we focus our efforts on a group of first tier priority suppliers and work with them to identify the smelters in our supply chain. Priority suppliers are selected based on:

•	Purchasing spend

The selected priority suppliers cover the top 80% spend of the commodity groups identified by Philips as relevant. Philips uses a system to classify suppliers in commodity groups, for example plastics, packaging, and metals. Philips excluded from the set of “relevant commodity groups” any suppliers in commodity groups for which it is unlikely that one or more of the 3TGs is contained in the products, for example, software suppliers and packaging suppliers.

•	Usage of 3TG

Suppliers with products that contain a high quantity of 3TG were selected as priority suppliers with a significantly lowered purchasing spend threshold (e.g. solder suppliers). Even if these suppliers are not in the scope of our top 80% spend cut off, we include them based on the 3TG content they supply.

All identified priority suppliers receive a letter formally requesting them to:

•	Adopt a policy to reasonably assure that the 3TG in their products does not directly or indirectly finance or benefit armed groups in the DRC or an adjoining country.

•	Identify all 3TG smelters in their supply chain. If they don’t source directly from smelters, they are asked to pass on this request to their suppliers (who may have to pass it on to their suppliers, until the smelters are identified).

•	Cascade the Philips request to only source from CFSP (or equivalent) compliant smelters to their suppliers and ask them to do the same with their next tier partners.

•	Report back to Philips by filling in the CMRT.

A Philips conflict minerals helpdesk is available to increase awareness amongst priority suppliers and to help them meet our expectations. Different background and training materials are made available to suppliers. Webinars are organized for suppliers in both English and Chinese.

Philips reviews each received supplier CMRT and assesses whether it meets our acceptance criteria related to completeness, whether the supplier has adopted a conflict-free policy, the supplier’s data collection from next tier suppliers, and smelter identification and disclosure. Suppliers with a CMRT that does not meet the acceptance criteria are requested to take corrective actions and update their CMRT accordingly.

We review the supplier CMRTs to determine if there are any findings that indicate a need to conduct further due diligence and gather more detailed information. An example of such a finding is when suppliers indicate that their 3TG metals originate from the DRC or adjoining countries.

Philips evaluates the smelters identified in the supplier CMRTs based on the information available. Philips uses the Conflict Free Smelter Program (CFSP) compliant and active6 smelter list (CFSP recognizes and includes smelters from other lists such as the London Bullion Metal Association (LBMA) and Responsible Jewelry Council (RJC)). If available, we will also use other sources of information to assess potential risk. For example, we may review publicly available reports or direct information that Philips may have about a smelter’s sourcing practices.

OECD Step 3: Strategy to respond to identified risks

Progress and findings of the supply chain risk assessment are regularly reported to senior management. The risk management plan adopted by Philips is in accordance with its policy to ultimately discontinue doing business with any supplier found to be purchasing tungsten, tantalum, tin or gold material which directly or indirectly finances or benefits armed groups in the DRC or adjoining countries, after attempts at corrective actions are not successful.

To monitor and track performance of risk management efforts, Philips uses data reported by suppliers in the CMRTs and updates of the CFSP compliant smelter list. The status is discussed internally in monthly reviews with the conflict minerals team and reported to senior management.

We request priority suppliers to update and resend their CMRT when additional information becomes available. When updates are received, the CMRT review step as described above is repeated to assess and mitigate risks.

OECD Step 4: Audits of smelter due diligence practices

The fourth step in the OECD guidance is to carry out independent third-party audits of supply chain due diligence at identified points in the supply chain. Philips is a member of CFSI and uses information provided by the CFSI for this step. As a paying member Philips has access to the CFSI RCOI report data which we use to identify the minerals country of origin and conflict-free status of smelters.

Philips contributes to the CFSI as a member company, and encourages smelters to participate in the CFSP through direct communication and smelter outreach communication.

OECD Step 5: Report annually on supply chain due diligence.

Since 2014, Philips reports annually on supply chain due diligence by filing a Form SD and Conflict Minerals Report with the SEC. Philips has been including certain disclosures about the use of conflict minerals since 2009, even before the SEC’s rules first became effective. A dedicated conflict minerals website with information for consumers, customers and suppliers is available. In 2012 Philips was the first company to publish its smelter list, and will continue to regularly update this list as more information becomes available.

[6]	CFSI active smelter and refiners are at various stages of the audit cycle (undergoing or committed to undergo the audit). The full definition of CFSI “active” smelters can be found here: http://www.conflictfreesourcing.org/active-smelters-refiners/

3. Reasonable Country of Origin Inquiry results

As described above, if, after conducting a good faith, reasonable country of origin inquiry, the SEC registrant determines, or has reason to believe, that any of the 3TG used in connection with the products for which it is responsible may have originated in the Democratic Republic of Congo or an adjoining country, or did not come from recycled or scrap sources, the registrant is required to conduct due diligence on the source and chain of custody of its conflict minerals, following a nationally or internationally recognized framework.

Philips identified 484 priority suppliers and used the data provided by these suppliers in their CMRTs to identify the smelters in the Philips supply chain and that therefore may have been used to process 3TG metals contained in Philips products.

We achieved a 97% response rate in our supply chain investigation and 81% of the submitted CMRTs met or exceeded the Philips 2015 minimum acceptance criteria. Names of 537 different entities were provided to us by priority suppliers as part of their smelter lists.

However, not all of those entities named by the priority suppliers in fact appear to be smelters. We used the “CFSI smelter reference list” and a smelter database available to CFSI members as a reference to determine whether these named entities are recognized as smelters. Out of the 537 names identified and reported to us, we have identified a total of 317 recognized smelters in the supply chain. Philips researched the remaining 220 entities reported to us and concluded that 135 of them are most likely not smelters, or alternatively have discontinued their operations as smelters/refiners. This effort further reduced the number of non-listed smelters to 85. As a result of our focus on improving the smelter data quality received from our suppliers, Philips was able to reduce the number of non-listed smelters from 3,177 reported last year to 85 reported entities in 2015.

Below, we provide information about the 317 recognized smelters. All entities that were not recognized as actively operating smelters on the CFSI smelter reference list have been excluded. We submit this list of non-listed smelters to CFSI in order to improve the coverage and broadening the shared smelter database.

The majority of the smelters identified by our priority suppliers are located in Asia, with 88 smelters in China, followed by Indonesia (44) and Japan (28).

Results of the RCOI (Reasonable Country of Origin Inquiry)

	Gold	Ta	Tin	Tungsten	Total
Smelters known to source from the DRC	0	23	3	0	26
Smelters known to source from the DRC adjoining countries (not from the DRC itself)	0	30	5	4	39
Smelters known to process only recycled or scrap materials	5	1	3	1	10
Smelters known to source from outside the DRC or adjoining countries	10	44	56	29	139
Smelters that disclosed mineral country of origin to auditors only	68	0	0	0	68
Smelters with unknown mineral origin	50	1	32	19	102

For the 317 identified smelters, we used the CFSI Reasonable Country of Origin Inquiry report. This country of origin data is available for smelters that successfully completed a CFSP audit and chose to disclose their sourcing countries to the CFSI. 68 of the identified CFSP compliant smelters – all gold smelters – chose to disclose their mineral country of origin to the auditors only and not make it available for CFSI members.7 The table above shows the results of our RCOI.

In the CMRTs received, 175 suppliers indicated that their products contain 3TG metals that originated from the DRC or adjoining countries. We requested these suppliers to disclose to us which smelters were supplying the related minerals, and to provide additional information to confirm the conflict-free status of their supply chains. All 175 suppliers reported the names of smelters known to them to process the 3TG originating from the DRC or adjoining countries, and all these smelters were CFSP compliant.

4. Due diligence framework & measures8

Framework

Our conflict minerals due diligence measures for the reporting period of calendar year 2015 have been designed to conform to the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition (2013), as applicable for downstream companies.

Measures

Below is a description of the measures we performed to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in our products.

•	Philips adopted and maintains the position paper on responsible sourcing in relation to conflict minerals

[7]	According to the information available on the LBMA website about the update of their protocols, the country of origin information should become available for the next reporting year.
[8]	The due diligence framework and measures, as set forth in Section 4 of this report have been audited by KPMG, our independent private sector auditor. The audit report is set forth as Exhibit A to this Conflict Minerals Report.

•	The conflict minerals team met once a month to review progress and results of supplier data collection, supplier due diligence and smelter identification

•	In total 9 progress reports were shared with senior management and the main topics addressed included:

•	Progress of CMRT collection from priority suppliers

•	Status of supplier CMRTs meeting our acceptance criteria

•	Observed bottlenecks and resolution paths in getting suppliers to meet our CMRT acceptance criteria

•	We reached out to priority suppliers via a supplier letter, explaining our expectations and requesting suppliers to fill out the CMRT. The supplier letter is posted on the company conflict minerals website and was communicated to all priority suppliers.

•	We requested that our priority suppliers cascade the Philips request to only source from CFSP (or equivalent) validated smelters to their suppliers and ask them to do the same with their next tier partners in order to steer the supply chain to only use validated smelters.

•	We organized supplier webinar trainings in English and Chinese. The goal of the webinars was to raise awareness, explain Philips’ expectations towards suppliers regarding conflict minerals, and help suppliers in setting up their own conflict minerals program.

•	We requested priority suppliers to investigate their supply chain and report back to Philips using the CMRT. When lack of progress was observed in supplier CMRT collection we followed-up with suppliers and sent out multiple reminders via email and contacted them by phone.

•	We reviewed all received supplier CMRTs to evaluate whether it met our acceptance criteria related to completeness, adoption of a conflict-free policy, data collection from next tier suppliers, and smelter identification and disclosure. Suppliers with a CMRT that did not meet the acceptance criteria did not provide complete information or provided information that was potentially inaccurate, were requested to take corrective actions and update their CMRT accordingly.

•	We reviewed the received supplier CMRTs to determine if there were any findings that indicated a need to conduct further due diligence and gather more detailed information and we pursued that course of action in a number of cases.

•	We compared smelters identified in supplier CMRTs against the list of smelters that were audited through CFSP or other independent third party audit programs.

•	As a member of the CFSI, we leveraged the due diligence conducted on smelters by the CFSI’s Conflict-Free Smelter Program (CFSP). This program uses independent third-party auditors to audit the source and chain of custody of the conflict minerals used by smelters that agree to participate in the CFSP.

•	We participated in the CFSI working group that contacts smelters and refiners that had not received a “conflict free” designation to encourage their participation in the CFSP or other independent third party audit program

•	We published the “Philips Conflict Minerals Declaration” on the company’s conflict minerals website, including a list of all smelters identified by our first tier suppliers during 2015.

•	We filed our Conflict Minerals Report (and the Exhibits thereto) with the SEC for the reporting period 2013 and 2014 and are filing our Conflict Minerals Report for 2015 on May 31 as Exhibit 1.01 to Form SD and made the report available on our conflict minerals website.

5. Due diligence outcomes

To the best of our knowledge, none of the smelters identified in our supply chain are known to source 3TG that directly or indirectly benefit armed groups in the DRC. 260 (82%) of the 317 smelters identified by Philips participated in the CFSP or equivalent audit program (47 (100%) of tantalum smelters). 215 (68%) of the identified smelters successfully passed the CSFP or equivalent audit, thereby confirming their conflict-free status under those standards. 45 (14%) of identified smelters are in various stages of the audit (so called “CFSI active smelters”9). The remaining 57 (18%) identified smelters have not started or completed an independent third party audit to confirm their conflict-free status. Accordingly, the conflict-free status of these 57 unaudited smelters as well as the 45 active smelters who are in various stages of the audit process is reported in this conflict minerals report as undeterminable. Philips did not discontinue business with any suppliers in the reporting period because we did not have a reason to believe that any of our suppliers was purchasing 3TG that directly or indirectly finances or benefits armed groups in the DRC or adjoining countries.

[9]	CFSI active smelter and refiners are at various stages of the audit cycle (undergoing or committed to undergo the audit). The full definition of CFSI “active” smelters can be found here: http://www.conflictfreesourcing.org/active-smelters-refiners/

6. Determination

We have not been able to confirm the identification of a conflict-free status under the CFSP standards for all smelters used in our supply chain. The number of smelters in our supply chain validated through CFSP or equivalent audit scheme increased substantially compared to the previous years. None of the smelters identified in our supply chain is known to us as sourcing 3TG that directly or indirectly finances or benefits armed groups in the DRC or adjoining countries.

As a result of the due diligence measures performed, Philips provides below the known smelter facilities that may have been used to process 3TG metals contained in Philips products, and their conflict-free status. The conflict-free status is based on the CFSI RCOI report which the CFSI provides to its members. We include the category “CFSI Active” as it shows smelters who committed to or are currently in the process of undertaking an audit. Our list of smelter facilities provided in Section 8 of this Conflict Minerals Report includes all 317 entities that were confirmed to be smelters.

This conflict minerals report covers Philips’ entire product portfolio. Given Philips’ large product portfolio and extensive supplier base, Philips does not have component level information from all of our 10,000 first tier suppliers, and therefore our approach is to conduct supply chain due diligence and report at the company level for our entire product portfolio, rather than for specific Philips products, which allows us to focus our efforts on building, maintaining, and improving a robust due diligence program that makes a difference for the communities in the DRC or adjoining countries.

7. Steps to improve future due diligence

For the next reporting year, Philips plans to

•	Leverage its new position as strategic partner in the European Partnership for Responsible Minerals (ERPM), a public-private cooperation that supports and complements the forthcoming EU conflict minerals legislation. As a strategic partner we will engage in responsible sourcing projects (with a scope broadened to conflict and high-risk areas world-wide as well as wider array of human rights related as well as environmental issues addressed) in order to increase the supply of and the demand for responsibly sourced minerals.

•	Continue our engagement with existing industry programs and groups to encourage further adoption, improvement and reliability in relevant programs, tools and standards.

•	Continue to reach out to smelters to encourage their participation in relevant responsible sourcing initiatives.

•	Continue our work with priority suppliers to

•	help them understand and satisfy Philips responsible sourcing expectations

•	investigate their supply chain and identify smelters

•	confirm the conflict-free status of identified smelters

•	Communicate to priority suppliers our expectation that they steer their supply chain towards CFSP (or equivalent) compliant smelters only

8. List of smelter facilities

The table below represents a consolidated list of smelters (317 in total) identified by Philips’ priority suppliers. The results are based on:

•	Information provided by our priority suppliers in their CMRTs

•	Smelter database information available to the CFSI members

•	CFSI smelter reference list, as included in the CMRT version 4.10 (released April 29, 2016)

•	RCOI report provided by the CFSI - version May 3rd 2016

Metal	Smelter Name	Smelter ID	CFSP Complaint[10]	CFSI Active

Gold	Advanced Chemical Company	CID000015	no	yes

Gold	Aida Chemical Industries Co., Ltd.	CID000019	yes	no

Gold	Al Etihad Gold Refinery DMCC	CID002560	no	no

Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	yes	no

Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041	no	yes

Gold	AngloGold Ashanti Córrego do Sítio Mineração	CID000058	yes	no

Gold	Argor-Heraeus S.A.	CID000077	yes	no

Gold	Asahi Pretec Corp.	CID000082	yes	no

Gold	Asahi Refining Canada Ltd.	CID000924	yes	no

Gold	Asahi Refining USA Inc.	CID000920	yes	no

Gold	Asaka Riken Co., Ltd.	CID000090	yes	no

Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CID000103	no	no

Gold	AURA-II	CID002851	no	no

Gold	Aurubis AG	CID000113	yes	no

Gold	Bangalore Refinery	CID002863	no	no

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128	yes	no

Gold	Boliden AB	CID000157	yes	no

Gold	C. Hafner GmbH + Co. KG	CID000176	yes	no

Gold	Caridad	CID000180	no	no

Gold	CCR Refinery - Glencore Canada Corporation	CID000185	yes	no

Gold	Cendres + Métaux S.A.	CID000189	no	yes

Gold	Chimet S.p.A.	CID000233	yes	no

Gold	Chugai Mining	CID000264	no	no

Gold	Daejin Indus Co., Ltd.	CID000328	no	yes

Gold	Daye Non-Ferrous Metals Mining Ltd.	CID000343	no	no

[10]	CFSP has mutual audit recognition with LBMA and RJC. This list includes compliant smelters under all 3 schemes.

Metal	Smelter Name	Smelter ID	CFSP Complaint	CFSI Active

Gold	DODUCO GmbH	CID000362	yes	no

Gold	Dowa	CID000401	yes	no

Gold	DSC (Do Sung Corporation)	CID000359	no	yes

Gold	Eco-System Recycling Co., Ltd.	CID000425	yes	no

Gold	Elemetal Refining, LLC	CID001322	yes	no

Gold	Emirates Gold DMCC	CID002561	yes	no

Gold	Faggi Enrico S.p.A.	CID002355	no	yes

Gold	Fidelity Printers and Refiners Ltd.	CID002515	no	no

Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	CID000522	no	no

Gold	Geib Refining Corporation	CID002459	no	yes

Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CID001909	no	no

Gold	Guangdong Jinding Gold Limited	CID002312	no	no

Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CID000651	no	no

Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CID000671	no	no

Gold	Heimerle + Meule GmbH	CID000694	yes	no

Gold	Heraeus Ltd. Hong Kong	CID000707	yes	no

Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711	yes	no

Gold	Hunan Chenzhou Mining Co., Ltd.	CID000767	no	no

Gold	Hwasung CJ Co., Ltd.	CID000778	no	no

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801	yes	no

Gold	Ishifuku Metal Industry Co., Ltd.	CID000807	yes	no

Gold	Istanbul Gold Refinery	CID000814	yes	no

Gold	Japan Mint	CID000823	yes	no

Gold	Jiangxi Copper Co., Ltd.	CID000855	yes	no

Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927	yes	no

Gold	JSC Uralelectromed	CID000929	yes	no

Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937	yes	no

Gold	Kaloti Precious Metals	CID002563	no	no

Gold	Kazakhmys Smelting LLC	CID000956	no	no

Gold	Kazzinc	CID000957	yes	no

Gold	Kennecott Utah Copper LLC	CID000969	yes	no

Gold	KGHM Polska Mied? Spó?ka Akcyjna	CID002511	no	yes

Gold	Kojima Chemicals Co., Ltd.	CID000981	yes	no

Gold	Korea Metal Co., Ltd.	CID000988	no	no

Gold	Korea Zinc Co., Ltd.	CID002605	no	yes

Gold	Kyrgyzaltyn JSC	CID001029	no	no

Gold	L’azurde Company For Jewelry	CID001032	no	no

Gold	Lingbao Gold Co., Ltd.	CID001056	no	no

Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CID001058	no	no

Metal	Smelter Name	Smelter ID	CFSP Complaint	CFSI Active

Gold	LS-NIKKO Copper Inc.	CID001078	yes	no

Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CID001093	no	no

Gold	Materion	CID001113	yes	no

Gold	Matsuda Sangyo Co., Ltd.	CID001119	yes	no

Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149	yes	no

Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152	yes	no

Gold	Metalor Technologies (Suzhou) Ltd.	CID001147	no	yes

Gold	Metalor Technologies S.A.	CID001153	yes	no

Gold	Metalor USA Refining Corporation	CID001157	yes	no

Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	CID001161	yes	no

Gold	Mitsubishi Materials Corporation	CID001188	yes	no

Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193	yes	no

Gold	MMTC-PAMP India Pvt., Ltd.	CID002509	yes	no

Gold	Morris and Watson	CID002282	no	no

Gold	Moscow Special Alloys Processing Plant	CID001204	yes	no

Gold	Nadir Metal Rafineri San. Ve Tic. A.?.	CID001220	yes	no

Gold	Navoi Mining and Metallurgical Combinat	CID001236	no	yes

Gold	Nihon Material Co., Ltd.	CID001259	yes	no

Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	CID002779	yes	no

Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325	yes	no

Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	CID001326	yes	no

Gold	OJSC Novosibirsk Refinery	CID000493	yes	no

Gold	PAMP S.A.	CID001352	yes	no

Gold	Penglai Penggang Gold Industry Co., Ltd.	CID001362	no	no

Gold	Prioksky Plant of Non-Ferrous Metals	CID001386	yes	no

Gold	PT Aneka Tambang (Persero) Tbk	CID001397	yes	no

Gold	PX Précinox S.A.	CID001498	yes	no

Gold	Rand Refinery (Pty) Ltd.	CID001512	yes	no

Gold	Remondis Argentia B.V.	CID002582	no	no

Gold	Republic Metals Corporation	CID002510	yes	no

Gold	Royal Canadian Mint	CID001534	yes	no

Gold	SAAMP	CID002761	no	no

Gold	Sabin Metal Corp.	CID001546	no	no

Gold	Samduck Precious Metals	CID001555	no	yes

Gold	SAMWON Metals Corp.	CID001562	no	no

Gold	SAXONIA Edelmetalle GmbH	CID002777	no	yes

Gold	Schone Edelmetaal B.V.	CID001573	yes	no

Gold	SEMPSA Joyería Platería S.A.	CID001585	yes	no

Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CID001619	no	no

Metal	Smelter Name	Smelter ID	CFSP Complaint	CFSI Active

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	yes	no

Gold	Sichuan Tianze Precious Metals Co., Ltd.	CID001736	yes	no

Gold	Singway Technology Co., Ltd.	CID002516	yes	no

Gold	So Accurate Group, Inc.	CID001754	no	no

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756	yes	no

Gold	Solar Applied Materials Technology Corp.	CID001761	yes	no

Gold	Sudan Gold Refinery	CID002567	no	no

Gold	Sumitomo Metal Mining Co., Ltd.	CID001798	yes	no

Gold	T.C.A S.p.A	CID002580	yes	no

Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	yes	no

Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CID001916	yes	no

Gold	Tokuriki Honten Co., Ltd.	CID001938	yes	no

Gold	Tongling Nonferrous Metals Group Co., Ltd.	CID001947	no	no

Gold	Tony Goetz NV	CID002587	no	no

Gold	Torecom	CID001955	no	yes

Gold	Umicore Brasil Ltda.	CID001977	yes	no

Gold	Umicore Precious Metals Thailand	CID002314	yes	no

Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980	yes	no

Gold	United Precious Metal Refining, Inc.	CID001993	yes	no

Gold	Valcambi S.A.	CID002003	yes	no

Gold	Western Australian Mint trading as The Perth Mint	CID002030	yes	no

Gold	WIELAND Edelmetalle GmbH	CID002778	no	yes

Gold	Yamamoto Precious Metal Co., Ltd.	CID002100	yes	no

Gold	Yokohama Metal Co., Ltd.	CID002129	yes	no

Gold	Yunnan Copper Industry Co., Ltd.	CID000197	no	no

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	yes	no

Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CID002243	yes	no

Tantalum	Zhuzhou Cemented Carbide	CID002232	yes	no

Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CID002307	yes	no

Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CID002508	yes	no

Tantalum	Ulba Metallurgical Plant JSC	CID001969	yes	no

Tantalum	Tranzact, Inc.	CID002571	yes	no

Tantalum	Telex Metals	CID001891	yes	no

Tantalum	Taki Chemicals	CID001869	yes	no

Tantalum	Solikamsk Magnesium Works OAO	CID001769	yes	no

Tantalum	RFH Tantalum Smeltry Co., Ltd.	CID001522	yes	no

Tantalum	Resind Indústria e Comércio Ltda.	CID002707	yes	no

Metal	Smelter Name	Smelter ID	CFSP Complaint	CFSI Active

Tantalum	QuantumClean	CID001508	yes	no

Tantalum	Plansee SE Reutte	CID002556	yes	no

Tantalum	Plansee SE Liezen	CID002540	yes	no

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	yes	no

Tantalum	Molycorp Silmet A.S.	CID001200	yes	no

Tantalum	Metallurgical Products India Pvt., Ltd.	CID001163	yes	no

Tantalum	LSM Brasil S.A.	CID001076	yes	no

Tantalum	King-Tan Tantalum Industry Ltd.	CID000973	yes	no

Tantalum	KEMET Blue Powder	CID002568	yes	no

Tantalum	KEMET Blue Metals	CID002539	yes	no

Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506	yes	no

Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917	yes	no

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	yes	no

Tantalum	Jiangxi Tuohong New Raw Material	CID002842	yes	no

Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512	yes	no

Tantalum	Hi-Temp Specialty Metals, Inc.	CID000731	yes	no

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	yes	no

Tantalum	H.C. Starck Smelting GmbH & Co. KG	CID002550	yes	no

Tantalum	H.C. Starck Ltd.	CID002549	yes	no

Tantalum	H.C. Starck Inc.	CID002548	yes	no

Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	yes	no

Tantalum	H.C. Starck GmbH Laufenburg	CID002546	yes	no

Tantalum	H.C. Starck GmbH Goslar	CID002545	yes	no

Tantalum	H.C. Starck Co., Ltd.	CID002544	yes	no

Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CID000616	yes	no

Tantalum	Global Advanced Metals Boyertown	CID002557	yes	no

Tantalum	Global Advanced Metals Aizu	CID002558	yes	no

Tantalum	FIR Metals & Resource Ltd.	CID002505	yes	no

Tantalum	F&X Electro-Materials Ltd.	CID000460	yes	no

Tantalum	Exotech Inc.	CID000456	yes	no

Tantalum	E.S.R. Electronics	CID002590	no	yes

Tantalum	Duoluoshan	CID000410	yes	no

Tantalum	D Block Metals, LLC	CID002504	yes	no

Tantalum	Conghua Tantalum and Niobium Smeltry	CID000291	yes	no

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211	yes	no

Tantalum	Mitsui Mining & Smelting	CID001192	yes	no

Tantalum	Mineração Taboca S.A.	CID001175	yes	no

Tin	Yunnan Tin Company Limited	CID002180	yes	no

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	no	yes

Tin	White Solder Metalurgia e Mineração Ltda.	CID002036	yes	no

Metal	Smelter Name	Smelter ID	CFSP Complaint	CFSI Active

Tin	VQB Mineral and Trading Group JSC	CID002015	yes	no

Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	CID002574	no	yes

Tin	Thaisarco	CID001898	yes	no

Tin	Soft Metais Ltda.	CID001758	yes	no

Tin	Operaciones Metalurgical S.A.	CID001337	yes	no

Tin	Rui Da Hung	CID001539	yes	no

Tin	Resind Indústria e Comércio Ltda.	CID002706	yes	no

Tin	PT Wahana Perkit Jaya	CID002479	yes	no

Tin	PT Tommy Utama	CID001493	yes	no

Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CID000244	yes	no

Tin	PT Tirus Putra Mandiri	CID002478	no	no

Tin	PT Tinindo Inter Nusa	CID001490	yes	no

Tin	PT Timah (Persero) Tbk Mentok	CID001482	yes	no

Tin	PT Timah (Persero) Tbk Kundur	CID001477	yes	no

Tin	PT Sumber Jaya Indah	CID001471	yes	no

Tin	PT Sukses Inti Makmur	CID002816	yes	no

Tin	PT Stanindo Inti Perkasa	CID001468	yes	no

Tin	PT Seirama Tin Investment	CID001466	no	no

Tin	PT Sariwiguna Binasentosa	CID001463	yes	no

Tin	PT Refined Bangka Tin	CID001460	yes	no

Tin	PT Prima Timah Utama	CID001458	yes	no

Tin	PT Pelat Timah Nusantara Tbk	CID001486	no	no

Tin	PT Panca Mega Persada	CID001457	yes	no

Tin	PT Mitra Stania Prima	CID001453	yes	no

Tin	PT Kijang Jaya Mandiri	CID002829	no	yes

Tin	PT Karimun Mining	CID001448	no	yes

Tin	PT Justindo	CID000307	yes	no

Tin	PT Inti Stania Prima	CID002530	yes	no

Tin	PT Fang Di MulTindo	CID001442	no	no

Tin	PT Eunindo Usaha Mandiri	CID001438	yes	no

Tin	PT DS Jaya Abadi	CID001434	yes	no

Tin	PT Cipta Persada Mulia	CID002696	yes	no

Tin	PT Bukit Timah	CID001428	yes	no

Tin	PT BilliTin Makmur Lestari	CID001424	yes	no

Tin	PT Belitung Industri Sejahtera	CID001421	yes	no

Tin	PT Bangka Tin Industry	CID001419	yes	no

Tin	PT Bangka Timah Utama Sejahtera	CID001416	no	no

Tin	PT Bangka Prima Tin	CID002776	yes	no

Tin	PT Bangka Kudai Tin	CID001409	no	no

Tin	PT Babel Inti Perkasa	CID001402	yes	no

Tin	PT ATD Makmur Mandiri Jaya	CID002503	yes	no

Metal	Smelter Name	Smelter ID	CFSP Complaint	CFSI Active

Tin	PT Artha Cipta Langgeng	CID001399	yes	no

Tin	PT Aries Kencana Sejahtera	CID000309	yes	no

Tin	PT Alam Lestari Kencana	CID001393	no	no

Tin	Phoenix Metal Ltd.	CID002507	no	yes

Tin	O.M. Manufacturing Philippines, Inc.	CID002517	yes	no

Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	yes	no

Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	CID002573	no	yes

Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CID001231	no	no

Tin	Mitsubishi Materials Corporation	CID001191	yes	no

Tin	Minsur	CID001182	yes	no

Tin	Mineração Taboca S.A.	CID001173	yes	no

Tin	Metallic Resources, Inc.	CID001142	yes	no

Tin	Melt Metais e Ligas S.A.	CID002500	yes	no

Tin	Malaysia Smelting Corporation (MSC)	CID001105	yes	no

Tin	Magnu’s Minerais Metais e Ligas Ltda.	CID002468	yes	no

Tin	Linwu Xianggui Ore Smelting Co., Ltd.	CID001063	no	no

Tin	Huichang Jinshunda Tin Co., Ltd.	CID000760	no	no

Tin	HuiChang Hill Tin Industry Co., Ltd.	CID002844	no	yes

Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CID002849	no	yes

Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555	no	no

Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908	no	yes

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	yes	no

Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942	no	yes

Tin	Gejiu Fengming Metallurgy Chemical Plant	CID002848	no	yes

Tin	Fenix Metals	CID000468	yes	no

Tin	Feinhütte Halsbrücke GmbH	CID000466	no	no

Tin	Estanho de Rondônia S.A.	CID000448	no	no

Tin	EM Vinto	CID000438	yes	no

Tin	Elmet S.L.U.	CID002774	yes	no

Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	CID002572	no	yes

Tin	Dowa	CID000402	yes	no

Tin	CV Venus Inti Perkasa	CID002455	yes	no

Tin	CV United Smelting	CID000315	yes	no

Tin	CV Tiga Sekawan	CID002593	no	yes

Tin	CV Serumpun Sebalai	CID000313	yes	no

Tin	CV Gita Pesona	CID000306	yes	no

Tin	CV Dua Sekawan	CID002592	no	yes

Tin	CV Ayi Jaya	CID002570	yes	no

Tin	Cooperativa Metalurgica de Rondônia Ltda.	CID000295	yes	no

Metal	Smelter Name	Smelter ID	CFSP Complaint	CFSI Active

Tin	CNMC (Guangxi) PGMA Co., Ltd.	CID000278	no	no

Tin	China Tin Group Co., Ltd.	CID001070	yes	no

Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228	no	yes

Tin	An Thai Minerals Co., Ltd.	CID002825	no	yes

Tin	An Vinh Joint Stock Mineral Processing Company	CID002703	no	yes

Tin	Alpha	CID000292	yes	no

Tin	Metallo-Chimique N.V.	CID002773	yes	no

Tin	Gejiu Jinye Mineral Company	CID002859	no	yes

Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095	yes	no

Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CID002830	no	yes

Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	yes	no

Tungsten	Woltech Korea Co., Ltd.	CID002843	no	yes

Tungsten	Wolfram Bergbau und Hütten AG	CID002044	yes	no

Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	CID002011	yes	no

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889	yes	no

Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CID002815	no	yes

Tungsten	Sanher Tungsten Vietnam Co., Ltd.	CID002538	no	no

Tungsten	Pobedit, JSC	CID002532	no	no

Tungsten	Philippine Chuangxin Industrial Co., Inc.	CID002827	yes	no

Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	CID002543	yes	no

Tungsten	Niagara Refining LLC	CID002589	yes	no

Tungsten	Moliren Ltd	CID002845	no	yes

Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319	yes	no

Tungsten	Kennametal Huntsville	CID000105	yes	no

Tungsten	Kennametal Fallon	CID000966	no	yes

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316	no	yes

Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CID002535	yes	no

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	no	yes

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318	no	yes

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	yes	no

Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CID002647	no	yes

Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551	no	yes

Tungsten	Japan New Metals Co., Ltd.	CID000825	yes	no

Tungsten	Hydrometallurg, JSC	CID002649	yes	no

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	yes	no

Metal	Smelter Name	Smelter ID	CFSP Complaint	CFSI Active

Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin	CID002578	no	no

Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579	yes	no

Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766	yes	no

Tungsten	H.C. Starck Smelting GmbH & Co.KG	CID002542	yes	no

Tungsten	H.C. Starck GmbH	CID002541	yes	no

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218	yes	no

Tungsten	Global Tungsten & Powders Corp.	CID000568	yes	no

Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CID002536	yes	no

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	yes	no

Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CID000868	no	no

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	yes	no

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	yes	no

Tungsten	Ganxian Shirui New Material Co., Ltd.	CID002531	no	no

Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CID000499	yes	no

Tungsten	A.L.M.T. TUNGSTEN Corp.	CID000004	yes	no

Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CID000345	no	no

Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	CID002518	no	no

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	yes	no

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513	yes	no

Tungsten	Asia Tungsten Products Vietnam Ltd.	CID002502	yes	no

Tungsten	ACL Metais Eireli	CID002833	no	yes

Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CID002313	no	no

9. Independent private sector audit

We obtained an independent private sector audit of whether the design of our due diligence framework (as described in section 4) conforms to a recognized due diligence framework and whether our description of the due diligence in the Conflict Minerals Report (as described in section 4) is consistent with the due diligence measures we undertook. This report is set forth as Exhibit A to this report.

10. Data sources used

•	CFSI Reasonable Country of Origin Inquiry report - version May 3rd 2016

•	CMRTs received from priority suppliers until April 2015

•	CFSI smelter reference list, as included in the CMRT version 4.10 (released April 29, 2016)

•	Smelter database information available to the CFSI members

11. Abbreviations

Abbreviation	Term
3TG	Tin, tantalum, tungsten, and gold
CFSI	Conflict Free Sourcing Initiative
CFSP	Conflict Free Smelter Program
CMRT	CFSI Conflict Minerals Reporting Template
EICC	Electronics Industry Citizenship Coalition
Form SD	Specialized Disclosure Form
GeSI	Global e-Sustainability Initiative
OECD	Organization for Economic Cooperation and Development
RCOI	Reasonable Country of Origin Inquiry
SEC	Securities and Exchange Commission
SSD	Supplier Sustainability Declaration

Exhibit A

Independent Accountants Report

To the Supervisory Board and Shareholders of Koninklijke Philips N.V.:

We have examined:

•	whether the design of Koninklijke Philips N.V (the “Company”) due diligence framework as set forth in paragraph “Framework” of section 4 Due diligence framework & measures of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2015, is in conformity, in all material respects, with the criteria set forth in the Organisation of Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition 2013 (“OECD Due Diligence Guidance”), and

•	whether the Company’s description of the due diligence measures it performed, as set forth in paragraph “Measures” of section 4 Due diligence framework & measures of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2015, is consistent, in all material respects, with the due diligence process that the Company undertook.

Management is responsible for the design of the Company’s due diligence framework and the description of the Company’s due diligence measures set forth in the Conflict Minerals Report, and performance of the due diligence measures. Our responsibility is to express an opinion on the design of the Company’s due diligence framework and on the description of the due diligence measures the Company performed, based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the standards applicable to attestation engagements contained in Government Auditing Standards, issued by the Comptroller General of the United States, and, accordingly, included examining, on a test basis, evidence about the design of the Company’s due diligence framework and the description of the due diligence measures the Company performed, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Our examination was not conducted for the purpose of evaluating:

•	The consistency of the due diligence measures that the Company performed with either the design of the Company’s due diligence framework or the OECD Due Diligence Guidance;

•	The completeness of the Company’s description of the due diligence measures performed;

•	The suitability of the design or operating effectiveness of the Company’s due diligence process;

•	Whether a third party can determine from the Conflict Minerals Report if the due diligence measures the Company performed are consistent with the OECD Due Diligence Guidance;

•	The Company’s reasonable country of origin inquiry (RCOI), including the suitability of the design of the RCOI, its operating effectiveness, or the results thereof; or

•	The Company’s conclusions about the source or chain of custody of its conflict minerals, those products subject to due diligence, or the DRC Conflict Free status of its products.

Accordingly, we do not express an opinion or any other form of assurance on the aforementioned matters or any other matters included in any section of the Conflict Minerals Report other than section 4 Due diligence framework & measures.

In our opinion,

•	the design of the Company’s due diligence framework with respect to the reporting period from January 1 to December 31, 2015, as set forth in paragraph “Framework” of section 4 Due diligence framework & measures of the Conflict Minerals Report is in conformity, in all material respects, with the criteria set forth in the OECD Due Diligence Guidance that the Company used, and

•	the Company’s description of the due diligence measures it performed as set forth in paragraph “Measures” of section 4 Due diligence framework & measures of the Conflict Minerals Report with respect to the reporting period from January 1 to December 31, 2015, is consistent, in all material respects, with the due diligence process that the Company undertook.

Amsterdam, The Netherlands

May 31, 2016

/s/ KPMG Accountants N.V.